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CROP GROWERS SETTLES INDEPENDENT COUNSEL INVESTIGATION

FOR IMMEDIATE RELEASE

Tuesday, January 21, 1997

Contact:       Bob Rousey
               Crop Growers Corporation
               913-323-5612


     Overland Park, KS -- Crop Growers Corporation (Nasdaq: CGRO) announced today that the United States District Court for the District of Columbia has accepted its plea of NOLO CONTENDERE to two charges brought against it by the Independent Counsel appointed to investigate former Secretary of Agriculture Mike Espy. Pursuant to an agreement with the Independent Counsel, the company also agreed to pay a fine of $2 million. The settlement concludes matters between the company and the Independent Counsel.

     Commenting on the announcement, Crop Growers' CEO Larry Martinez said, "We are pleased to end this matter. It was important that we resolved this issue to allow us to focus all of our energy on serving our customers."

     As part of its agreement, the company entered a plea of NOLO CONTENDERE to Counts One and Four of the charges filed by the Independent Counsel. A NOLO CONTENDERE plea is neither an admission nor a denial of guilt. Count One alleged conspiracy to make and conceal illegal campaign contributions. Count Four (to which the company waived venue) alleged the making and keeping of false records and accounts. The company will accrue the full amount of the fine as a charge for the fourth quarter of 1996.

     Crop Growers markets and services federal multi-peril crop insurance, and crop hail insurance for third party insurance companies and its own insurance company subsidiaries. Crop Growers is the nation's second largest servicer of crop insurance. The company also develops, markets and sells farm management software and related mapping products.


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